Exhibit 4.3

AMENDED AND RESTATED

DIRECTORS DEFERRED COMPENSATION PLAN

OF

MARSHALL & ILSLEY CORPORATION

as amended as of April 26, 2011

Recitals

The Board of Directors of Marshall & Ilsley Corporation initially established this Directors Deferred Compensation Plan, effective as of January 1, 1985 (the “Plan”). The Plan was amended and restated effective January 1, 1995 and February 12, 1998, and further amended and restated effective August 21, 2003, August 16, 2007 and October 15, 2009 and August 19, 2010. The purpose of the Plan is to allow Directors (as defined below) to elect to defer their compensation for serving on the Board of Directors of the Companies (including the deferral of gains on the exercise of stock options and vesting of restricted stock). Such deferrals are deemed invested, at the Directors’ elections, in either Common Shares (as defined below) or Treasury Bills (with the exception of gains on the exercise of stock options and vesting of restricted stock which must be invested in Common Shares). At retirement from the Board of Directors of the Companies, deferrals are paid out over a period of time previously designated by each Director, unless otherwise provided herein.

Article I

Definitions

“Account A” means a bookkeeping account being administered for the benefit of a Participant under Paragraph 3.1, below.

“Account B” means a bookkeeping account being administered for the benefit of a Participant under Paragraph 3.2, below.

“Account C” means a bookkeeping account being administered for the benefit of a Participant under Paragraph 3.3, below.

“Administrator” means the person or persons selected pursuant to Article VI, below, to control and manage the operation and administration of the Plan.

“Affiliate” means any corporation or other entity which directly or indirectly controls, is controlled by, or under common control with, the referenced entity. Control means the ability of the Company or any direct or indirect subsidiary of the Company to elect a majority of the Board of Directors of the corporation or other entity, or if there is no Board of Directors, a majority of the body which governs the entity.

“Bank of Montreal” means Bank of Montreal, a Schedule I Bank under the Bank Act (Canada).

“BMO Financial Corp.” means a wholly-owned subsidiary of Bank of Montreal and the successor to Marshall & Ilsley Corporation after the Merger.

“Change in Control” has the same meaning as in the Marshall & Ilsley Corporation 2010 Equity Incentive Plan.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means, prior to the Merger, the Compensation and Human Resources Committee of the Board of Directors of the Company, or such other Committee as may be designated by the Board of Directors of the Company from time to time. After the Merger, the “Committee” means the Human Resources Committee of the Board of Directors of Bank of Montreal, or such other Committee as may be designated by the Board of Directors of Bank of Montreal from time to time.

“Common Shares” means the authorized and issued or unissued $1.00 par value common stock of Marshall & Ilsley Corporation, which after the Merger shall refer to the common shares, without nominal or par value, of Bank of Montreal.

“Companies” means, prior to the Separation Transaction, Marshall & Ilsley Corporation and any subsidiary thereof. After the Separation Transaction and prior to the Merger, “Companies” means the publicly-traded corporation with the name Marshall & Ilsley Corporation, and all entities that are Affiliates thereof. After the Merger, “Companies” means BMO Financial Corp. and all entities that are Affiliates thereof.

“Company” means, prior to the Separation Transaction, Marshall & Ilsley Corporation, a Wisconsin corporation, or a successor thereof. After the Separation Transaction and prior to the Merger, the “Company” means the publicly-traded corporation with the name Marshall & Ilsley Corporation. After the Merger, the “Company” means BMO Financial Corp. or any successor thereto.

“Compensation” means the annual retainer fees, attendance fees and committee fees payable by the Companies to a Participant for a Plan Year without reduction for withholding taxes and exclusive of the value of any fringe benefits which the Participant receives or is entitled to receive as a Director of the Companies.

“Director” means any member of the Boards of Directors of the Companies who is not an employee of the Companies.

“Fair Market Value” means the closing sale price of the Common Shares and/or the Fidelity Stock, as the context requires, on the New York Stock Exchange as reported in the Midwest Edition of the Wall Street Journal or, with respect to the Common Shares after the Merger, on the Toronto Stock Exchange, for the applicable date; provided that, if no sales of Common Shares or Fidelity Stock were made on said exchange on that date, “Fair Market Value” shall mean the closing sale price of the Common Shares or Fidelity Stock, as applicable, as reported for the next succeeding day on which sales of Common Shares or Fidelity Stock are made on said exchange, or, failing any such sales, such other market price as the Committee may determine in conformity with pertinent law and regulations of the Treasury Department.

“Fidelity” means Fidelity National Information Services, Inc., the successor by merger to Metavante.

“Fidelity Stock” means the class of common stock of Fidelity traded on the New York Stock Exchange, which is the class of common stock received in exchange for Metavante Stock in the merger of these entities.

“Investment Election” means the election by the Participant, from time to time, which designates the Participant’s investment choices.

“Merger” means the transaction provided for in the Merger Agreement whereby Marshall & Ilsley Corporation will merge with and into a wholly-owned subsidiary of Bank of Montreal as described in the Merger Agreement.

“Merger Agreement” means the Agreement and Plan of Merger by and between Bank of Montreal and Marshall & Ilsley Corporation dated as of December 17, 2010.

“Metavante” means, after the Separation Transaction, the publicly-traded parent of the group of companies that included the Company’s former subsidiary, Metavante Corporation.

“Metavante Stock” means the class of common stock of Metavante that was traded on the New York Stock Exchange.

“Net Shares” means the difference between the number of Common Shares subject to a stock option for which an election has been made pursuant to Paragraph 2.1 hereof, and the number of Common Shares delivered, directly or by attestation, to satisfy the stock option exercise price. The value of the Common Shares for purposes of determining the number of Net Shares shall be Fair Market Value.

“Participant” means each member of or Board of Directors of the Companies who elects to participate in the Plan for a Plan Year.

“Plan” means the Amended and Restated Directors’ Deferred Compensation Plan of Marshall & Ilsley Corporation, as described herein, and as the same hereafter may be amended from time to time.

“Plan Year” means the 12-month period beginning on January 1 of any year and ending on December 31.

“Restricted Shares” means an award of stock under an Executive Stock Option and Restricted Stock Plan of the Company, or any similar plan, which may contain transferability or forfeiture provisions (including a requirement of future services), all as set forth in an award agreement.

“Restricted Stock Units” means units held in a Participant’s Account C which are received upon surrender of Restricted Shares and have the same transferability or forfeiture provisions (including the requirement of future services) as the Restricted Shares surrendered in exchange therefor. Each Restricted Stock Unit represents one notional Common Share or one share of notional Fidelity Stock if the Restricted Stock Unit was previously a Restricted Stock Unit for Metavante Stock received as a result of the Separation Transaction, which became a Restricted Stock Unit for notional Fidelity Stock after the merger of Metavante with and into Fidelity.

“Separation Transaction” means the transaction whereby Metavante and the Company become separate publicly-traded companies.

“Trust” means the Company’s Amended and Restated Deferred Compensation Trust III.

Article II

Participation and Election of Accounts

2.1 Participation. Each Director may elect, in accordance with the election procedures prescribed by the Committee from time to time, to become a Participant in the Plan for a Plan Year and to have all or a portion of his Compensation for such Plan Year arising after the date of the election deferred for his benefit under the Plan. Each Director may elect, in accordance with the election procedures prescribed by the Committee from time to time, to become a Participant in the Plan for a Plan Year and to have all or a portion of the Net Shares received from the exercise of a nonstatutory stock option, or Restricted Stock Units, deferred for his benefit under the Plan.

2.2 Election of Accounts. At the time a Director elects to be a Participant for a Plan Year, he also may elect that any portion or all of his Compensation for the Plan Year which is deferred hereunder be allocated to his Account A or Account B. If no such election is made, all of his Compensation deferred for the Plan Year shall be allocated to his Account B. Net Shares deferred under this Plan and Restricted Stock Units will be allocated to Account C.

2.3 Manner of Election. Any election pursuant to Paragraphs 2.1 or 2.2, above, shall be made in such manner as the Committee shall prescribe from time to time. If a Participant elects to have less than all of his Compensation for a Plan Year deferred or elects that portions of his deferred Compensation be allocated to different Accounts, the election shall set forth the method for determining the amount to be so deferred or allocated. All elections shall be effective when filed with the Secretary of the Company.

Article III

Administration of Accounts

3.1 Account A.

(a) Amounts allocated to a Participant’s Account A shall be deemed to be invested in Common Shares on a monthly basis, and such Participant’s Account A shall be deemed credited with the equivalent number of notional Common Shares (hereinafter referred to as “Credited Shares”) in the amount which would have been purchased on a common investment date, which will typically be any of the first five business days of any month, determined in the sole discretion of an independent brokerage agent. In addition, to the extent Credited Shares are deemed held, or shares of Fidelity Stock are deemed held, on the record date for any dividend, each Participant’s Account A shall be deemed credited with a number of additional Credited

Shares or shares of Fidelity Stock resulting from the reinvestment of dividends on a common investment date, which will be the date the dividend is paid in the case of dividends on Common Shares and any of the five business days after the payment of the dividend, determined in the sole discretion of an independent brokerage agent, in the case of shares of Fidelity Stock.

(b) In the event of any distribution with respect to Common Shares or Fidelity Stock other than a cash dividend, such as a stock split, stock dividend or similar transaction, each Participant’s Account A shall be credited with a number of additional notional Credited Shares, notional Fidelity Stock or other consideration as determined by the Committee in its sole discretion. Account A will be denominated in whole and fractional shares. In clarification of the foregoing, upon the occurrence of the Separation Transaction, a Participant’s Account A were deemed to hold both Common Shares and Metavante Stock determined as if the Participant were a shareholder of the Company for the number of shares in his Account A immediately prior to the Separation Transaction. Upon the occurrence of the merger of Metavante with and into Fidelity, a Participant’s Account A were deemed to hold both Common Shares and Fidelity Stock determined as if the Participant were a shareholder of Metavante for the number of shares of notional Metavante Stock in his Account A immediately prior to such merger.

(c) In the event of a Change in Control (such as the Merger) or a change in control of any other corporation whose stock is held in Account A, a Participant’s Account A shall be deemed credited with the same amount and type of consideration which a shareholder of the Company would have received holding the same number of Common Shares or other corporation’s stock as are deemed to be held in the Participant’s Account A at the time of the payment of the consideration. If there is a shareholder election as to the type of consideration received in a Change in Control, a Participant’s Account A will be deemed credited with consideration assuming that the Participant elected the maximum amount of Common Shares which is available to electing shareholders, adjusted for any proration required because of oversubscription. Notwithstanding the foregoing, if cash is received in connection with a Change in Control or other change in control, such cash will be credited to Account B.

(d) Account A will be deemed denominated in whole and fractional Common Shares or shares of Fidelity Stock.

3.2 Account B. Amounts allocated to a Participant’s Account B shall be considered to be invested in U.S. Treasury Bills having a maturity of 13 weeks. Each Participant’s Account B shall be credited with the amount of interest which would have been earned for any applicable period if the balance in a Participant’s Account B were invested in U.S. Treasury Bills with a maturity of 13 weeks. The rate of interest applied will be determined by the Committee or its designees from time to time in accordance with guidelines disclosed to the Participants.

3.3 Account C.

(a) Net Shares and Restricted Stock Units deferred pursuant to a Participant’s timely-filed election shall be deemed to be allocated to a Participant’s Account C and shall be considered to be invested in notional Credited Shares or after the Separation Transaction and the merger of Metavante with and into Fidelity, shares of Fidelity Stock, if applicable. In addition, to the extent notional Credited Shares or shares of notional Fidelity Stock are deemed held on the record date for any dividend, each Participant’s Account C shall be deemed credited with a number of additional notional Credited Shares or shares of notional Fidelity Stock resulting from the reinvestment of dividends on a common investment date, which will be the date the dividend is paid in the case of dividends on Common Shares and any of the first five business days after the payment of the dividend, determined in the sole discretion of an independent brokerage agent, in the case of shares of Fidelity Stock.

(b) In the event of any distribution with respect to Common Shares or shares of Fidelity Stock other than a cash dividend, such as a stock split, stock dividend or similar transaction, each Participant’s Account C shall be deemed credited with a number of additional notional Credited Shares, shares of notional Fidelity Stock or other consideration as determined by the Committee in its sole discretion. Account C will be denominated in whole and fractional Common Shares or Fidelity Stock. In clarification of the foregoing, upon the occurrence of the Separation Transaction, a Participant’s Account C were deemed to hold both Common Shares and Metavante Stock determined as if the Participant were a shareholder of the Company for the number of shares in his Account C (including Restricted Stock Units) immediately prior to the Separation Transaction. Upon the occurrence of the merger of Metavante with and into Fidelity, a Participant’s Account A were deemed to hold both Common Shares and Fidelity Stock determined as if the Participant were a shareholder of Metavante for the number of shares of Metavante Stock in his Account C (including Restricted Stock Units) immediately prior to such merger.

(c) In the event of a Change in Control or a change in control of any other corporation whose stock is held in Account C, a Participant’s Account C shall be deemed credited with the same amount and type of consideration which a shareholder of the Company would have received holding the same number of Common Shares as are held in the Participant’s Account C at the time of the payment of the consideration. If there is a shareholder election as to the type of consideration received in a Change in Control, a Participant’s Account C will be deemed credited with consideration assuming that the Participant elected the maximum amount of stock which is available to electing shareholders, adjusted for any proration required because of oversubscription. Notwithstanding the foregoing, if cash is received in connection with a Change in Control or other change in control, such cash will be credited to Account B.

(d) Account C will be deemed denominated in whole and fractional Common Shares or Fidelity Stock. While any Restricted Stock Units that fail to vest will be forfeited, consistent with the treatment of Restricted Shares, any dividends credited as regards Restricted Stock Units shall not be forfeited.

3.4. Investment Elections for Accounts A and C After the Separation Transaction and the Merger of Metavante and Fidelity.

(a) After the Separation Transaction, Accounts A and C of a Participant were deemed credited with both Common Shares and Metavante Stock. After the merger of Metavante with and into Fidelity, Accounts A and C of a Participant that previously held Metavante Stock were deemed credited with Fidelity Stock.

(b) The Participant may constructively sell any or all vested shares of Fidelity Stock by making a new Investment Election, no later than 3 PM Central Time on the last business day of such month, setting forth the number of shares to be sold. The number of Common Shares deemed purchased will equal the number of Common Shares that could have been purchased by the Trust with the proceeds recognized from the sale of such Fidelity Stock on the last business day of the applicable month, which notional Common Shares will then be deemed credited to Account A or C which previously held the shares of Fidelity Stock that were sold. Any transaction costs incurred by the Trust will reduce the proceeds available to be deemed invested in notional Common Shares. Notwithstanding the foregoing, if the Participant is subject to the Company’s insider trading policy, an Investment Election under this Section 3.4(b) can only be made when the trading window is open, and will become irrevocable as to investments in notional Common Shares when the trading window closes, even if it is prior to the due date for the election.

(c) A Participant may constructively sell any or all Restricted Stock Units of Fidelity Stock by making a new Investment Election, no later than 3 PM Central Time on the last business day of such month, setting forth the number of shares underlying the Restricted Stock Units to be sold. The number of Common Shares deemed purchased will equal the number of Common Shares that could have been purchased by the Trust with the proceeds recognized from the sale of such Fidelity Stock on the last business day of the applicable month, which notional Common Shares will then be deemed credited to Account A or C which previously held the shares of Fidelity Stock that were sold. Any transaction costs incurred by the Trust will reduce the proceeds available to be deemed invested in Common Shares. Any restrictions governing the Restricted Stock Units of Fidelity Stock sold will govern the notional Common Shares deemed purchased with the proceeds of the deemed sale of such Fidelity Stock. Notwithstanding the foregoing, if the Participant is subject to the Company’s insider trading policy, an Investment Election under this Section 3.4(c) can only be made when the trading window is open, and will become irrevocable as to investments in notional Common Shares when the trading window closes, even if it is prior to the due date for the election.

(d) A Participant’s Accounts A and C shall reflect only the performance of Common Shares and Fidelity Stock, if any is held in such Account A or C, and the Participant shall have no property right or security interest in any Common Shares or share of Fidelity Stock, which, with respect to Fidelity Stock only, may be held by the Trust to provide for the payment of benefits under this Plan.

3.5. Change of Accounts. Once amounts have been allocated to Account A, Account B or Account C, these amounts must remain in Account A, B or C until such amounts are distributed to the Participant pursuant to Article IV hereof. Notwithstanding the foregoing, if cash is received in connection with a Change in Control or other change in control, such cash will be automatically credited to Account B. Upon a Change in Control, the Company, the Administrator and any successors thereto may not change the investment choices available to Participants hereunder without the consent of a majority of the holders of Account balances under the Plan.

3.6. Nature of Account. The accounts established for each Participant hereunder and assets, if any, acquired by the Company or the Trust to measure a Participant’s benefits hereunder, shall not constitute or be treated for any reason as a trust for, property of or a security interest for the benefit of, a Participant, his beneficiaries or any other person. Participant and the Company acknowledge that the Plan constitutes a promise by the Company to pay benefits to the Participants or their beneficiaries, that Participants’ rights hereunder (by electing to defer Compensation hereunder) are limited to those of general unsecured creditors of the Company or the Affiliate where a Participant served as a director and that the establishment of the Plan, acquisition of assets to measure Participant’s benefits hereunder or deferral of all or any portion of a Participants’ Compensation hereunder does not prevent any property of the Company, the Affiliate where a Participant served as a director or the Trust from being subject to the right of all the Company’s creditors (or if the Participant did not serve as a director of the Company, the creditors of the Affiliate where a Participant served as a director). The Company shall contribute all contributions hereunder to the Trust which will comply with the requirements of the Internal Revenue Service’s model trust, as described in Revenue Procedure 92-64.

Article IV

Distributions

4.1 Normal Distributions. Except as otherwise provided in this Paragraph, distribution of the amounts credited to a Participant’s account(s) shall be made to the Participant in either a lump sum or in such number of annual installments (which shall be not less than two (2) or more than ten (10) installments) as are elected by the Participant by written notice to the Committee at least twelve (12) months before he ceases to be a Director or, if no such election is made, in five (5) annual installments. A Participant may make a separate election for each account. Lump sum payments shall be made no later than February 15 of the year after the year in which a director’s service terminates. Annual installment payments shall be made no later than February 15 of any year and shall commence in the year after termination of service as a director. The amount of each such annual installment from Accounts A and C shall be equal to (i) the total number of shares of Fidelity Stock deemed credited to the Participant’s Account A and/or C as of the last day of the prior year, to the extent Account A or C is denominated in shares of Fidelity Stock and/or (ii) on and after July 6, 2011, cash to the extent the amounts in the relevant sub-accounts of Account B are denominated in notional Common Shares; provided, however, that the Participant may elect to have such cash distributed to a brokerage account in accordance with the terms and provisions of the election documentation provided to such Participant by the Company, which shall include an agreement by the Company to cause any applicable fees and commissions to be waived to the extent such cash distribution is used to purchase Common Shares in accordance with the terms and provisions of such election documentation. The amount of each such annual installment from the sub-accounts of Account B shall be equal to the total dollar amount credited to the Participant’s Account B as of the last day of the prior year, each multiplied by a fraction, the numerator of which is one (1) and the denominator of which is the remaining number of unpaid annual installments remaining on such date. The last annual installment shall be of all the cash with respect to the notional common shares, the shares of Fidelity Stock, or cash remaining in the Participant’s account(s). The Committee shall make whatever adjustments may be necessary to the amounts credited to a Participant’s account(s) to reflect any distributions made hereunder. Notwithstanding anything herein contained to the contrary, the Company may allow Participants to make a separate distribution election to be applicable if a Change in Control occurs under certain circumstances.

In the case of a Change in Control election, there need not be a requirement that service terminate before distributions commence.

4.2 Distribution After Death of a Participant. If a Participant ceases to be a Director by reason of his death or if he dies after he is no longer a Director but prior to the distribution to him of all amounts payable to him under the Plan, the amounts that would otherwise be distributable to him, if living, shall be distributed to his designated beneficiary or beneficiaries and any reference to a Participant in Paragraph 4.1, above, shall be deemed to include a reference to his designated beneficiary or beneficiaries unless the Participant otherwise elects on forms provided by the Committee. All beneficiary designations shall be made in such form and manner as from time to time may be prescribed by the Committee. A Participant from time to time may revoke or change any beneficiary designation on file with the Committee. If there is no effective beneficiary designation on file with the Committee at the time of the Participant’s death, distribution of amounts otherwise payable to the deceased Participant under this Plan shall be made to his estate or its successors or assigns. If a beneficiary designated by a Participant to receive his benefit shall survive the Participant but die before receiving all distributions hereunder, the balance thereof shall be paid to such deceased beneficiary’s estate or its successors or assigns, unless the deceased Participant’s beneficiary designation provides otherwise.

4.3 Accounts Less than USD $25,000. Notwithstanding anything herein contained to the contrary, if the sum of the Fair Market Value of the notional Common Shares and notional Fidelity Stock, if any, deemed to be held in a Participant’s Accounts A and C and the dollar amount in a Participant’s Account B is less than USD $25,000 at the end of any Plan Year after he ceases to be a Director, the Committee may, in its sole discretion, direct that the account(s) be distributed in a lump sum no later than the February 15 following the year in which this occurs. The notional Common Shares deemed invested in Accounts A and C shall be distributed in cash, whether distributed in the form of cash or distributed to a brokerage account pursuant to Section 4.1 hereof.

Article V

Rights, Privileges and Duties of Participants

5.1 Rights of Participant. No Participant or any other person shall have any interest in any fund or in any specific asset or assets of the Company by reason of any amounts deemed credited to any Account hereunder, nor any right to exercise any of the rights or privileges of a stockholder with respect to any notional securities deemed credited to a Participant’s Account A or Account C under the Plan, nor any right to receive any distributions under the Plan except as and to the extent expressly provided in the Plan.

5.2 Copy of Plan. Each Participant shall be entitled, upon his request to the Secretary of the Company, to receive the most current version of the Plan.

5.3 No Alienation. To the extent permitted by law, the right of any Participant or any beneficiary to receive any payment hereunder shall not be subject to alienation, transfer, sale, assignment, pledge, attachment, garnishment or encumbrance of any kind. Any attempt to alienate, sell, transfer, assign, pledge or otherwise encumber any such payments whether presently or thereafter payable shall be void. Any payment due hereunder shall not in any manner be subject to debts or liabilities of any Participant or his beneficiary.

5.4 Costs of Disputes. If any Participant shall bring any legal or equitable action against the Company by reason of being a Participant under this Plan or if it is necessary for the Company to bring any legal or equitable action under this Plan against any Participant or any person claiming an interest by or through such Participant, the results of which shall be adverse to the Participant or the person claiming an interest by or through such Participant, the cost of defending or bringing such action, including attorneys’ fees, shall be charged first, to the extent possible, directly to the account(s) of the Participant.

5.5 Mental Competence. Every person receiving or claiming payments or rights under the Plan shall be conclusively presumed to be mentally competent until the date on which the Committee receives a written notice in a form and manner acceptable to the Committee that such person is incompetent and that a guardian, conservator or other person legally vested with the interest of his estate has been appointed. In the event a guardian or conservator of the estate of any person receiving or claiming payments under the Plan shall be appointed by a court of competent jurisdiction, payments under this Plan may be made to such guardian or conservator provided that proper proof of appointment and continuing qualification is furnished in a form and manner acceptable to the Committee. Any such payments so made shall be a complete discharge of any liability therefor.

5.6 Provision of Information. Each person, whether a Participant, a duly designated beneficiary of a Participant, a guardian or any other person entitled to receive a payment under this Plan shall provide the Committee with such information as it may from time to time deem necessary or in its best interests in administering the Plan. Any such person shall also furnish the Committee with such documents, evidence, data or other information as the Committee may from time to time deem necessary or advisable.

Article VI

Administration of the Plan

6.1 Appointment of Separate Administrator. The Committee may, in its sole discretion, in writing, appoint a separate Administrator. Any person including, but not limited to, an employee or executive of Bank of Montreal or the Company or any of their respective subsidiaries, or a committee comprised of directors, employees and/or executives of a direct or indirect parent of the Company, shall be eligible to serve as Administrator. Two or more persons may form a committee to serve as Administrator. Persons serving as Administrator may resign by written notice to the Committee and the Committee may appoint or remove such persons. An Administrator consisting of more than one person shall act by a majority of its members at the time in office. An Administrator consisting of more than one person may authorize any one or more of its members to execute any document or documents on behalf of the Administrator, in which event the Administrator shall notify the Committee of the member or members so designated. The Committee shall accept and rely upon any document executed by such member or members as written revocation of such designation. No person serving as Administrator shall vote or decide upon any matter relating solely to himself or solely to any of his rights or benefits pursuant to the Plan.

6.2 Powers and Duties. The Administrator shall administer the Plan in accordance with its terms. The Administrator shall have full and complete authority and control with respect to Plan operations and administration unless the Administrator allocates and delegates such authority or control pursuant to the procedures stated in subsection b. or c. below. Any decisions of the Administrator or its delegate shall be final and binding upon all persons dealing with the Plan or claiming any benefit under the Plan. The Administrator shall have all powers which are necessary to manage and control Plan operations and administration including, but not limited to, the following:

a.	To employ such accountants, counsel or other persons as it deems necessary or desirable in connection with Plan administration. The Company shall bear the costs of such services and other administrative expenses.

b.	To designate in writing persons other than the Administrator to perform any of its powers and duties hereunder.

c.	The discretionary authority to construe and interpret the Plan, including the power to construe disputed provisions.

d.	To resolve all questions arising in the administration, interpretation and application of the Plan including, but not limited to, questions as to the eligibility or the right of any person to a benefit.

e.	To adopt such rules, regulations, forms and procedures from time to time as it deems advisable and appropriate in the proper administration of the Plan.

f.	To prescribe procedures to be followed by any person in applying for distributions pursuant to the Plan and to designate the forms or documents, evidence and such other information as the Administrator may reasonably deem necessary, desirable or convenient to support an application for such distribution.

6.3 Records and Notices. The Administrator shall maintain all books of accounts, records and other data as may be necessary for proper plan administration.

6.4 Compensation and Expenses. The expenses incurred by the Administrator in the proper administration of the Plan shall be paid by the Company. An Administrator who is an employee shall not receive any additional fee or compensation for services rendered as an Administrator.

6.5 Limitation of Authority. The Administrator shall not add to, subtract from or modify any of the terms of the Plan, change or add to any benefits prescribed by the Plan, or waive or fail to apply any Plan requirement for benefit eligibility.

6.6 Claims Procedures. A Participant or a Participant’s beneficiary shall be entitled to make a request for any benefits to which he or she believes are entitled under the Plan. Any such request must be made in writing, and it should be made to the Company. A request for benefits will be considered a claim, and it will be subject to a full and fair review. If a Participant’s claim is wholly or partially denied, the Company shall furnish the Participant or the Participant’s beneficiary (the “Claimant”) or the Claimant’s authorized representative with a written or electronic notice of the denial within a reasonable period of time, which sets forth, in an understandable manner the reasons for denial.

6.7 Communication with the Trust. Notwithstanding anything to the contrary herein, neither the Committee nor the Administrator may communicate under any circumstances, either orally or in writing, with the trustee of the Trust, or an agent thereof. Only the Company, or an agent thereof, may communicate, orally or in writing, with the trustee of the Trust in accordance with the terms herein and the terms of the Trust, as either may be amended from time to time.

Article VII

Amendment or Termination

The Board of Directors of the Company prior to the Merger, and the Board of Directors of Bank of Montreal following the Merger, hereby reserves the right to amend, modify, terminate, or discontinue the Plan at any time; provided, however, no such action shall (i) reduce the amount then credited to any account of any Participant, (ii) change the time and manner of payment of such amount, or (iii) after a Change in Control, change the choice of investments as in effect immediately prior thereto, without the consent of a majority of the holders of account balances hereunder.

Article VIII

Miscellaneous

8.1 Construction. Wherever the context so requires, words in the masculine include the feminine and words in the feminine include the masculine and the definition of any term in the singular may include the plural.

8.2 Expenses. All expenses of administering the Plan shall be paid by the Company except as expressly provided herein to the contrary.

8.3 Governing Law. The Plan shall be construed, administered and governed in all respects under and by the laws of the State of Wisconsin, without giving effect to its conflicts of law provisions.

8.4 Tenure Not Guaranteed by Plan. The establishment of this Plan and the designation of a Director as a Participant, shall not give any Participant the right to continued as a Director or limit the right of any of the Companies to dismiss the Director or fail to nominate the Director for reelection.

8.5 Notice. Any and all notices, designations or reports provided for herein shall be in writing and delivered personally, by certified mail, return receipt requested, or by electronic means. Physical deliveries shall be addressed, in the case of the Company, to the Plan Administrator at 770 North Water Street, Milwaukee, Wisconsin 53202 and, in the case of a

Participant or Beneficiary, to his home address as shown on the records of the Company. The addresses referenced herein may be changed by a notice delivered in accordance with the requirement of this Paragraph 8.5.

8.6 Indemnification. The Company shall indemnify the Administrator and any employee, officer or director of the Company against all liabilities arising by reason of any act or failure to act unless such act or failure to act is due to such person’s own gross negligence or willful misconduct or lack of good faith in the performance of his duties to the Plan or the Trust. Such indemnification shall include, but not be limited to, expenses reasonably incurred in the defense of any claim, including reasonable attorney and legal fees, and amounts paid in any settlement or compromise; provided, however, that indemnification shall not occur to the extent that it is not permitted by applicable law. Indemnification shall not be deemed the exclusive remedy of any person entitled to indemnification pursuant to this section. The indemnification provided hereunder shall continue as to a person who has ceased acting as a director, officer, member, agent or employee of the Administrator or as an officer, director or employee of the Company and such person’s rights shall inure to the benefit of his heirs and representatives.